Exhibit 3.2
AMENDMENT AND RESTATEMENT OF
SECTIONS 2.2, 2.3 AND 2.4 OF
THIRD RESTATED CODE OF BYLAWS
Effective December 10, 2007
     Section 2.2 Payment of Shares. The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property, as aforesaid, or in labor or services actually performed for the corporation. When payment of the consideration for which shares are to be issued shall have been received by the corporation, such shares shall be deemed to be fully paid and nonassessable. Future services shall not constitute payment or part payment for shares of the corporation. In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of the consideration received for shares shall be conclusive. Shares of stock shall not be registered on the books of the corporation until the shares are fully paid.
     Section 2.3 Certificates Representing Shares. Shares of the capital stock of the corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Nevada. Each holder of the capital stock of the corporation shall be entitled to a certificate signed by the President or a Vice President and the Secretary or an Assistant Secretary of the corporation, certifying the number of shares owned by him in the corporation. Whenever any certificate is countersigned or otherwise authenticated by a transfer agent or transfer clerk, and by a registrar, then a facsimile of the signatures of the officers or agents, the transfer agent or transfer clear of the registrar of the corporation may be printed or lithographed upon the certificate in lieu of the actual signatures. If any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any certificate or certificates for stock cease to be an officer or officers of the corporation, whether because of death, resignation or other reason, before the certificate or certificates have been delivered by the corporation, the certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be an officer or officers of the corporation.
     Section 2.4 Transfer of Stock. Transfers of shares of stock of the corporation shall be made only on the books of the corporation by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed by the corporation, and upon surrender of the certificate or certificates for such shares properly endorsed if such shares are represented by certificate or other proper instructions for shares that are uncertificated; in each case upon the payment of all taxes thereon and provided in all cases that all necessary approvals of appropriate regulatory agencies have been obtained. All licensing and investigatory fees associated with obtaining the necessary approvals of all appropriate regulatory agencies shall be borne by the transferee and not the corporation; except that in the event the transferee is an officer, director or employee of the corporation or any subsidiary of the corporation, the corporation shall pay such licensee and investigatory fees for the officer, director or employee.